GENERAL NEW YORK MUNICIPAL MONEY MARKET FUND

Certificate of Amendment

The undersigned, Vice President of General New York Municipal Money Market Fund (the "Trust"), a trust with transferrable shares of the type commonly called a Massachusetts business trust, does hereby certify to the Secretary of State of the Commonwealth of Massachusetts that, pursuant to Section 9 of the Trust's Amended and Restated Agreement and  Declaration of Trust dated January 3, 1995 (the "Declaration of Trust"), and by the affirmative vote of a majority of the Trustees of the Trust at a meeting duly called and held on May 5, 2015, the Declaration of Trust is amended to provide that the name of the Trust is changed as follows:

Old Name	New Name

General New York Municipal Money Market Fund	General New York AMT-Free Municipal Money Market Fund

/s/John B. Hammalian,

John B. Hammalian, Vice President

Dated:  August 13, 2015

STATE OF NEW YORK      )

                                                :  ss.:

COUNTY OF NEW YORK  )

On this 13th day of August, 2015, before me personally came John B. Hammalian, to me known, and known to me to be the person described in and who executed the foregoing instrument, and who duly acknowledged to me that he had executed the same.

/s/Loretta Johnston

Notary Public